Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D which this Agreement is annexed as Exhibit 99.1, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: April 7, 2021

Otov Alfa Holdings Limited

By:	/s/ Xiaojia Li
Name: Xiaojia Li
Title: Chief Executive Officer

Xiaojia Li

By:	/s/ Xiaojia Li
Name: Xiaojia Li